SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2012

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2012, the Board of Directors (the “Board”) of Leap Wireless International, Inc. (the “Company”) appointed Jerry V. Elliott as executive vice president and chief financial officer, effective May 1, 2012.

Mr. Elliott, age 53, is currently the owner of Jerry Elliott Interests, LLC, a provider of strategic capital and operating leadership to select businesses. Prior to that, from 2009 to 2011, Mr. Elliott served as chief financial officer and chief administrative officer of The Weather Channel, Inc. In 2009, Mr. Elliott served as chief financial officer at Virgin Media, Inc., where he led all aspects of finance, strategy and planning, purchasing, facilities and information services. In 2008, he served as chief operating officer and chief financial officer of Cengage Learning, Inc., a digital and print provider of higher education materials. Prior to that, from 2006 until it was acquired by Crown Castle in 2007, Mr. Elliott served as the president and chief executive officer of Global Signal, Inc., the owner, lessor and manager of communication towers and other communications sites. From 2002 to 2006, he served as chief financial officer, and later as president and a director, of Frontier Communications, a provider of communication services. From 1987 to 2002, Mr. Elliott held a number of financial, legal and management roles in the investment banking and legal fields. Mr. Elliott holds a B.B.A. in Accounting and Finance and a J.D. from Baylor University and an LL.M. in Taxation from New York University.

In connection with his appointment, Mr. Elliott will receive an annual base salary of $600,000 and the opportunity to earn an annual performance bonus based on Company and individual performance, with the amount of the bonus targeted at 90% of his base salary and a minimum bonus for 2012 of at least 45% of his target, prorated for the year. Mr. Elliott will also receive payments of $90,000 in 2012 and $60,000 in 2013, each grossed up for applicable taxes, to cover temporary living expenses during his first two years of employment.

The Company agreed to recommend that Mr. Elliott be granted options to purchase 225,000 shares of the Company’s common stock and 150,000 restricted shares of the Company’s common stock. The options would vest over a four-year period in equal 25% increments on the anniversaries of the grant date, and the restricted shares would vest 25% on each of the second and third anniversaries of the grant date and the remaining 50% on the fourth anniversary of the grant date. In addition, the Company agreed to recommend that Mr. Elliott receive a performance-based cash award, with the target amount of the award set at $600,000. The amount of cash he would receive would range from 0% to 200% of the target amount, depending upon the extent to which the Company meets certain performance thresholds, including with respect to the Company’s net customer additions and adjusted operating income before depreciation and amortization (“OIBDA”), for each of 2012 and 2013. One-half of any cash award earned would be paid on or after December 31, 2013, and the remaining one-half would be paid on or after December 31, 2014, in each case subject to Mr. Elliott’s continued employment with the Company through that date. In order for any cash amount to be paid on the foregoing dates, however, the closing price of the Company’s common stock for the prior 30-day period (or for a subsequent 30-day period) must be at or above the closing price of the Company’s stock on the original date of the award.

The Company and Mr. Elliott will also enter into the Company’s standard form of severance benefits agreement and director and officer indemnity agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: April 24, 2012

	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary